Exhibit 99.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.	Case Nos. 05-12515 through 05-12526 and 05-12528 through 05-12537 (Jointly Administered)

Debtors.	Judge Mullins
MOTION TO REJECT COLLECTIVE BARGAINING
AGREEMENT PURSUANT TO SECTION 1113
     Allied Systems, Ltd., Transport Support, LLC and F.J. Boutell Driveaway, LLC (collectively, “Allied Movants”) respectfully submit this motion to reject the collective bargaining agreement (the “Current CBA”)1 between the Allied Movants and the Teamsters National Automobile Transporters Industry Negotiating Committee and Local Unions 5, 20, 25, 41, 63, 79, 89, 115, 120, 135, 190, 222, 223, 251, 299, 312, 326, 327, 332, 355, 364, 385, 390, 391, 414, 449, 469, 490, 492, 509, 512, 528, 542, 560, 568, 579, 592, 604, 612, 614, 631, 651, 710, 741, 745, 822, 848, 891, 917, 957, 961, 964, 984 and 988, all affiliated with the International Brotherhood of Teamsters in the United States (collectively, the “United States Teamsters”), pursuant to 11 U.S.C. § 1113 (the “Motion”). In support of this Motion, the Allied Movants respectfully represent as follows:
Jurisdiction
     1. This Court has jurisdiction to consider this Motion pursuant to 28 U.S.C. §§ 157 and 1334.

[1]	The Current CBA was admitted into evidence during the hearings held on April 24, 2006 and April 27, 2006 on the Debtors’ motion for interim relief (“Interim Relief”) pursuant to Section 1113(e) of the Bankruptcy Code (such hearings being referred to as the “Interim Relief Hearings”).

     2. Consideration of this Motion is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue of this proceeding is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409. The statutory predicate for this Motion is 11 U.S.C. § 1113.
Background
     3. On July 31, 2005 (the “Petition Date”), Allied Holdings, Inc. (“AHI”) and its affiliated debtors and debtors-in-possession2 (which include the Allied Movants) (collectively, “Allied” or the “Debtors”) each filed voluntary petitions for relief under the Bankruptcy Code. The Debtors are authorized to operate their businesses as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.
A.	The Need for Concessions from Bargaining Employees Represented by the United States Teamsters
     4. It has been readily apparent since the inception of these bankruptcy cases that reductions in compensation to the United States Teamster employees would be necessary for the Debtors to succeed in the reorganization process and avoid liquidation, which would be in the worst interests of all of Debtors’ employees. Before and after the Petition Date, the Allied Movants have attempted to negotiate with the United States Teamsters in an effort to achieve the necessary modifications to the Current CBA on a consensual basis.
B.	The Debtors’ Other Steps to Improve Financial Performance
     5. Aside from attempts to negotiate modifications to the Current CBA, the Debtors have taken significant steps both pre- and post-petition in an attempt to improve Allied’s

[2]	Allied Automotive Group, Inc., Allied Systems, Ltd. (L.P.), Allied Systems (Canada) Company, QAT, Inc., RMX LLC, Transport Support LLC, F.J. Boutell Driveaway LLC, Allied Freight Broker LLC, GACS Incorporated, Commercial Carriers, Inc., Axis Group, Inc., Axis Netherlands, LLC, Axis Areta, LLC, Logistic Technology, LLC, Logistic Systems, LLC, CT Services, Inc., Cordin Transport LLC, Terminal Services LLC, Axis Canada Company, Ace Operations, LLC, and AH Industries Inc.

financial performance, despite the significant downturn in its business. These steps include, but are not limited to:
a.	obtaining price increases and fuel surcharge relief from the Debtors’ major customers;

b.	significantly reducing annual costs related to the Debtors’ non-bargaining employees, including reductions in benefits, freezing of a pension plan, eliminating contributions to a 401(k) retirement plan and requiring mandatory, non-paid furloughs;[3]

c.	selling non-core assets, such as the stock of Kar-Tainer and ventures in the United Kingdom and Brazil;

d.	the sale of real property in Windsor, Ontario and in Georgetown, Kentucky;

e.	closing non-performing terminal operations;

f.	exiting non-performing customer contracts and locations;

g.	rejecting unprofitable contracts, including severance agreements;

h.	significantly reducing non-bargaining staff levels; and

i.	whenever possible, negotiating vendor cost reductions.
     6. Despite these efforts, additional cost savings of about $65 million per year for the next five (5) years (detailed below) are necessary for the Debtors to establish a viable business platform for the future that would enable the Debtors to successfully emerge from Chapter 11.

[3]	The Court heard extensive evidence of the Debtors’ non-bargaining employees’ sacrifices at the October 2005 hearing to approve the Key Employee Retention Program and at the April 2006 Interim Relief Hearings.

C.	The DIP Facility and Amendments Thereto
     7. One of the reasons leading the Debtors to file for bankruptcy protection was the Debtors’ liquidity crisis under their prepetition loan facility such that there were insufficient funds available to operate the Debtors’ businesses. Shortly after the Petition Date, the Debtors’ prepetition loan facility was replaced by a post-petition debtor-in-possession loan facility (the “DIP Facility”) approved by a Final Order (i) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (ii) Granting Liens and Super-Priority Claims, (iii) Granting Adequate Protection to the Prepetition Agents and Prepetition Secured Lenders, and (iv) Authorizing Use of Cash Collateral, Prohibiting Setoffs, and Providing Adequate Protection to the Bank of Nova Scotia entered by the Court on August 24, 2005 (the “Final DIP Order”).
     8. As the bankruptcy cases progressed, the Debtors continued to have problems maintaining sufficient levels of liquidity. These problems and related issues caused the Debtors to be in default with respect to certain financial covenants under the DIP Facility. Through a series of forbearance agreements and four amendments to the DIP Facility and the cost savings to the Debtors during May and June of 2006 as a result of the Court’s granting of the Interim Relief, the Debtors were able temporarily to avoid more serious financial consequences. On July 13, 2006, the Court approved a fifth amendment to the DIP Facility (the “Fifth Amendment”) which provided the Debtors with an additional $30 million4 in financing, thereby providing the necessary liquidity for the Debtors to continue the reorganization process. Finally, on January 10, 2007, the Debtors filed their motion seeking approval of a sixth amendment to the DIP Facility (the “Sixth Amendment”) which extends the maturity date of the revolving loan

[4]	As originally approved, the DIP Facility provided financing in the amount of up to $230 million. Thus, after approval of the Fifth Amendment, the DIP Facility provided up to $260 million in financing.

portion (the “Revolver”) of the DIP Facility from February 7, 2007 to March 30, 2007. The remaining portions of the DIP Facility will mature on June 30, 2007. On January 26, 2007, the Court entered an order approving the Sixth Amendment.
     9. The Debtors do not believe that they will be able to obtain an extension of the March 30, 2007 maturity date of the Revolver without substantial modifications to the Current CBA.
D.	The Allied Movants’ Negotiations with the United States Teamsters
     The First Section 1113 Proposal
     10. In furtherance of negotiations and pursuant to Bankruptcy Code Section 1113, the Allied Movants submitted a proposal to the United States Teamsters on March 8, 2006 (the “First Section 1113 Proposal”, attached hereto as Exhibit A). The First Section 1113 Proposal sought necessary modifications to the Current CBA through a new, five-year collective bargaining agreement that (A) would have resulted in approximately $60 million in annual cost reductions based on today’s compensation, plus $5 million in annual cost reductions by avoiding increases in future wages and benefits as contemplated in the Current CBA, for a total of $65 million in annual cost reductions and (B) would have begun on May 31, 2006 and remained effective through May 31, 2011.
     11. The Allied Movants provided the United States Teamsters with all relevant information necessary to evaluate the First Section 1113 Proposal. Specifically, the Debtors provided the United States Teamsters with, among other documents, copies of the Debtors’ securities filings, financial statements, and information relating to pricing with customers, fleet and capital requirements and expected capital expenditures, volume projections among the

Debtors’ customers and a copious amount of other information requested by the United States Teamsters.
     12. The Allied Movants also made themselves continuously available to the United States Teamsters to discuss and negotiate the First Section 1113 Proposal. In pursuit of consensual modifications, the Allied Movants met with the Teamsters on numerous occasions, in April and May 2006 and throughout the fall and winter, and most recently this month, with the last bargaining session occurring on January 31, 2007.
     13. During much of this period of negotiations, the Debtors accepted an offer from an affiliate of The Yucaipa Companies LLC (“collectively, “Yucaipa”) to assist the Debtors in their efforts to obtain consensual modifications to the Current CBA. Yucaipa had acquired about two-thirds of the Debtors’ unsecured notes in late April or early May, 2006 and likely holds more than half of the Debtors’ unsecured claims. As represented to the Debtors and the Court by Yucaipa, in the presence of counsel for the United States Teamsters, Yucaipa is a private equity fund that has sponsored more than 20 transactions totaling over $30 billion in the past 20 years. Eighty percent of the historical employment base of Yucaipa-owned companies has been represented by unions with more than 200,000 union members. Yucaipa stated a strong preference for negotiated settlements in all labor dealings and that it had a wealth of experience and expertise in assisting parties in reaching consensual agreements. Yucaipa further stated that there has never been a strike at a Yucaipa-owned company. Finally, Yucaipa stated that it was confident that it could assist the Debtors in bringing about a negotiated settlement with the United States Teamsters that would satisfy a plan of reorganization and bring the Debtors out of Chapter 11.5 As part of this assistance from Yucaipa, the Debtors accepted Yucaipa’s advice to delay filing a motion under Section 1113 in order to provide the parties more time to achieve a consensual resolution.
     The IBT Counter-Proposal
     14. Despite the Allied Movants’ efforts and Yucaipa’s assistance, the negotiations have not been fruitful. Indeed, it was not until January 31, 2007 (approximately eleven months after the First Section 1113 Proposal) that the United States Teamsters even made a counter-proposal, a copy of which is attached as Exhibit B (the “IBT Counter-Proposal”). The IBT Counter-Proposal does not set forth economic changes necessary to permit the Debtors’ reorganization and is otherwise not acceptable because, among numerous other reasons, many of the provisions are too restrictive to the operations of the Debtors, the period of concessions (1 year) is not long enough to establish a feasible business plan, the “snap-back” provisions would reduce the already insufficient concessions offered, the “equality of sacrifice” concepts proposed are unworkable and do not recognize historical sacrifices made by Debtors’ other employees, and the work rule changes contained in the counter-proposal will not generate the economic benefit suggested by the counter-proposal.6
     The Second Section 1113 Proposal
     15. Many of the provisions of the Allied Movants’ First Section 1113 Proposal set forth specific dates and other terms which cannot be implemented as proposed because the dates of the proposed implementations have passed. In addition, as reflected in the Business Plan

[5]	See Transcript of June 28, 2006 hearing in these bankruptcy cases at pp. 9-11.

[6]	While a review of the first few pages of the IBT Counter-Proposal may leave the impression that the United States Teamsters are proposing approximately $30.5 million in concessions, a more careful reading shows that, upon taking into account the numerous adjustments, it is dubious that the IBT Counter-Proposal provides any material value to the Debtors. Further, many other provisions would essentially have the effect of being even more onerous on the Debtors than the Current CBA.

(defined below), there have been changes in AHI’s projections since the First Section 1113 Proposal was made. Consequently, on January 31, 2007, following receipt of the IBT Counter-Proposal, the Allied Movants replaced the First Section 1113 Proposal with a new proposal, a copy of which is attached hereto as Exhibit C (the “Second Section 1113 Proposal”). The Second 1113 Proposal is substantially similar to the First Section 1113 Proposal.
     16. The Second Section 1113 Proposal proposes a new, five-year collective bargaining agreement (the “New CBA”) expiring March 31, 2012 between the Allied Movants and the U.S. Teamsters, with modified terms from the Current CBA as follows:
a.	effective April 1, 2007, elimination of all future increases in wages, all cost of living adjustments, and all increases in pension and health & welfare contribution rates set forth in the Current CBA; this modification would eventually allow Allied to achieve approximately $8.3 million in annual cost reductions;

b.	effective no later than April 1, 2007, implementation of a 2.8% wage reduction in all wage elements (e.g., hourly rate, running mile, etc.); in order to achieve this 2.8% reduction, broker employees would receive a 0.55% decrease in their percentage of revenue and, to the extent compensated on an hourly rate, running mile, or comparable basis, would also be subject to the 2.8% reduction provided above; wages would remain frozen at the reduced level for the first four years of the New CBA; at the beginning of the fifth year of the New CBA, a 2.8% wage increase and 0.55% increase in the percentage of revenue paid to broker employees would be enacted to return wages and broker revenue percentages to the levels existing as of the date of the Second Section 1113 Proposal; this modification would allow Allied to achieve approximately $6.1 million in annual cost reductions;

c.	establishing, as soon as administratively possible, a health plan administered by Allied with substantially identical levels of coverage to those provided to non-bargaining employees of Allied; bargaining employees represented by the United States Teamsters would have the option of participating in such health plan; this modification would allow Allied to achieve approximately $8.9 million in annual cost reductions.

d.	establishing, as soon as administratively possible, a 401(k) or other similar retirement savings plan in which Allied’s bargaining employees represented by the United States Teamsters may participate; Allied would make a monthly contribution equal to 2% of the employee’s monthly gross wages (for broker employees, their “gross wage” which is currently calculated for tax purposes); in addition, Allied would, as of the date the modifications to the Current CBA became effective, cease contributions to all pension plans in which bargaining employees represented by the United States Teamsters participate; this modification would allow Allied to achieve approximately $32.9 million in annual cost reductions; and

e.	implementation of the following operational changes:[7]
i.	minimum national productivity standard based on driver scoreboard rating of 45 (resulting in $3.0 million in annual cost savings);

[7]	In addition to the $8.8 million in annual cost savings, these changes would result in a 50% reduction in the trend of market share losses.

ii.	unlimited ability to backhaul (unrestricted utilization of Allied drivers and equipment (resulting in $2.6 million in annual cost savings);

iii.	unrestricted ability to bundle loads at time of dispatch (resulting in $2.2 million in annual cost savings);

iv.	reasonable domiciling of drivers based on customer volume spikes and service requirements (resulting in a slowing of the trend of market share losses); and

v.	mandatory modified work program for employees on workers’ compensation leave (no opt-out) (resulting in $1.0 million in annual cost reductions).[8]
     17. The Debtors have provided the United States Teamsters with all relevant documents and other information necessary to evaluate the Second Section 1113 Proposal.
     18. In addition, the Debtors have always been very clear with the United States Teamsters, both orally and in writing, that every aspect of both the First and Second Section 1113 Proposals, including the amount and type of concessions, were negotiable and that the Debtors approached their discussions with the United States Teamsters with the spirit of compromise. That willingness on the part of the Debtors to negotiate and compromise continues, notwithstanding the filing of this Motion.
     19. Nevertheless, as a result of the looming expiration date of the Revolver on March 30, 2007, the escalating costs of these Chapter 11 cases, the need for labor savings, and

[8]	The First Section 1113 Proposal sought $65 million in annual cost savings plus implementation of operational changes. The Second Section 1113 Proposal allows a credit for the value of the proposed operational changes ($8.8 million per year) towards the $65 million in annual cost savings required for the Debtors to successfully emerge from these bankruptcy cases. The Second Section 1113 Proposal also eliminates two proposed work rule changes and contains other immaterial changes to the First Section 1113 Proposal.

the lack of consensual resolution with the United States Teamsters, the Allied Movants are compelled to file this Motion.
Relief Requested
     20. The Allied Movants respectfully request that this Court enter an order pursuant to Section 1113 of the Bankruptcy Code authorizing the Allied Movants to reject the Current CBA with the United States Teamsters. The relief requested herein would supplement annual customer price increases obtained by the Debtors, the numerous cost reductions already achieved by the Debtors and the wage and benefit sacrifices accepted by Allied’s non-bargaining employees in North America (discussed in more detail below).
Basis for Relief
     21. Bankruptcy Code Section 1113 permits a debtor to reject a collective bargaining agreement (“CBA”) provided the debtor has satisfied the statute’s numerous procedural and substantive prerequisites. Courts generally hold that a debtor must fulfill the following nine requirements prior to rejection of a CBA:
i.	the debtor must make a proposal to the union to modify the CBA;

ii.	the proposal must be based on the most complete and reliable information available at the time of the proposal;

iii.	the proposed modifications must be necessary to permit the debtor’s reorganization;

iv.	the proposed modifications must assure that all creditors, the debtor and all the affected parties are treated fairly and equitably;

v.	the debtor must provide the union such relevant information as is necessary to evaluate the proposal;

vi.	the debtor must meet at all reasonable times with the union between the time the proposal is made and the hearing on approval of the rejection of the existing CBA;

vii.	at the meetings with the union, the debtor must confer in good faith in attempting to reach mutually satisfactory modifications of the CBA;

viii.	the union must have refused to accept the proposal without good cause; and

ix.	the balance of the equities must clearly favor rejection of the CBA.
See, e.g., In re Nat’l Forge Co. (Nat’l Forge Co. v. Indep. Union of Nat’l Forge Employees), 289 B.R. 803, 809-810 (Bankr. W.D. Pa.); In re Bowen Enters., Inc. (Bowen Enters., Inc. v. United Food and Commercial Workers Int’l Union, Local 23., (Bankr. W.D. Pa. 1996); In re Alabama Symphony Ass’n, 155 B.R. 556, 573 (Bankr. N.D. Ala. 1993) overruled on other grounds by In re Alabama Symphony Ass’n (Birmingham Musicians’ Protective Ass’n et al. v. Alabama Symphony Ass’n), 211 B.R. 65 (N.D. Ala. 1996); In re Sun Glo Coal Co., Inc., 144 B.R. 58, 62 (Bankr. E.D. Ky. 1992); In re Garofolo’s Finer Foods, Inc., 117 B.R. 363, 370 (Bankr. N.D. Ill. 1990); In re Express Freight Lines, Inc., 119 B.R. 1006, 1011 (Bankr. E.D. Wis. 1990); In re American Provision Co., 44 B.R. 907, 909 (Bankr. Minn. 1984); In re Amherst Sparkle Mkt., Inc., 75 B.R. 847, 849 (Bankr. N.D. Ohio 1987). While the debtor must ultimately establish each of these nine requirements by a preponderance of the evidence, the union bears the burden of production for the fifth, seventh, and eighth elements. See In re Family Snacks, Inc., 257 B.R.

884, 892 (B.A.P. 8th Cir. 2001); In re Mile Hi Metal Sys., Inc., 899 F.2d 887, 892 (10th Cir. 1990); In re American Provision Co., 44 B.R. 907, 909 (Bankr. Minn. 1984); In re Texas Sheet Metals, Inc., 90 B.R. 260, 263 (Bankr. S.D. Tex. 1988).
     22. As further addressed in detail below, the Allied Movants have satisfied each of the above requirements in preparing, delivering and attempting to negotiate the First Section 1113 Proposal and the substantially similar Second Section 1113 Proposal (together, the “Section 1113 Proposals”). Yet, over the period of eleven months since the First Section 1113 Proposal was made, little or no progress has been made towards reaching a consensual modification of the Current CBA. Accordingly, the Allied Movants have determined that, in order for the Debtors to reorganize, they are compelled to seek to reject the Current CBA.
A.	The Allied Movants Made A Proposal to the United States Teamsters Based on the Most Complete and Reliable Information Available.
     23. As noted above, the Allied Movants submitted the Second Section 1113 Proposal to the United States Teamsters seeking $65 million per year in concessions. This figure for necessary annual cost savings was derived from a five-year business plan (as modified in November 2006 and February 2007 the “Business Plan”) which incorporates the Debtors’ projected financial results, original equipment manufacturer production volume projections and current industry information. Specifically, in formulating the Second Section 1113 Proposal (as well as the First Section 1113 Proposal), the Allied Movants analyzed historical and projected revenue and cost information, the Debtors’ current debt structure under the DIP Facility, seasonal industry trends, recent increases in fuel costs, and the ongoing and deepening problems experienced by the United States auto industry, particularly the Debtors’ largest customers, General Motors, Ford and DaimlerChrysler. The Allied Movants relied on internal and market information to generate a proposal that would provide the savings necessary to satisfy the DIP Facility covenants and allow the Debtors to reorganize, while simultaneously modifying the Current CBA and creating a new CBA as necessary to achieve that goal.
B.	The Proposed Modifications Are Necessary for the Debtors’ Reorganizations and Long-Term Success.
     24. Section 1113 authorizes rejection of a CBA when the proposed modifications are “necessary to permit the reorganization of the debtor.” 11 U.S.C. § 1113(b)(1)(A). The finding of necessity is required in order for the bankruptcy court to permit rejection. See, e.g., In re Royal Composing Room, Inc., 848 F.2d 345, 348-349 (2d Cir. 1988) (rejection of a CBA “must stand or fall on the overall necessity of a [debtor’s] proposal”).
     25. Although the Eleventh Circuit has yet to address the issue, the Second and Tenth Circuits hold that Section 1113’s reference to “necessary” does not require that the proposal modifications must be the minimum “absolutely” necessary. See Truck Drivers Local 807, Int’l Brotherhood of Teamsters v. Carey Transp., Inc., 816 F.2d 82, 90 (2d Cir. 1987); Mile Hi Metal Sys., 899 F.2d 887, 892-893 (10th Cir. 1990) (citing Carey, 816 F.2d at 90 and finding that the “word ‘necessary’ in subsection (b)(1)(A) does not mean absolutely necessary”). Rather, the element of necessity requires the debtor to prove “that its proposal is made in good faith, and that it contains necessary, but not absolutely minimal, changes that will enable the debtor to complete the reorganization process successfully.” Id. Stated differently, a modification is “necessary” when it “will result in a greater probability of a successful reorganization than if the contract were allowed to continue in force.” In re Walway Co., 69 B.R. 967, 973 (Bankr. E.D. Mich. 1987) (citing In re Valley Kitchens, Inc., 52 B.R. 493 (Bankr. S.D. Ohio 1985)).

     26. While the Third Circuit in Wheeling-Pittsburgh Steel Corp. v. United Steelworkers, 791 F.2d 1074, 1088-89 and 1094 (3d Cir. 1986), determined that Congress intended the term “necessary” to be “strictly construed”, most courts have uniformly rejected such a narrow view of the term. See Mile Hi, 899 F.2d at 892 (majority of courts decline to adopt strict interpretation of “necessary”); see also Garofalo’s Finer Foods, 117 B.R. at 373 (Wheeling has not been followed by Seventh Circuit and is not outcome determinative); In the Matter of Brada Miller Freight Sys., Inc. (Local Unions 20, 26 et al. v. Brada Miller Freight Sys., Inc.), 702 F.2d 890, 899 (11th Cir. 1983) (pre-Section 1113 case finding that “the possibility of liquidation is only one of a number of factors to be considered and is not necessarily dispositive of a particular case”). Indeed, Collier on Bankruptcy imparts the view that “Congress did not codify a standard that modifications should be authorized only where it clearly appears that unless the agreement is rejected, the debtor will collapse. Thus, in order to obtain approval of a motion to reject a collective bargaining agreement, the debtor should not have to show that absent modification, liquidation would occur.” 7 Collier on Bankruptcy ¶ 1113.06[2][b] (15th ed. 2001).
     27. The Allied Movants submit that this Court should follow the Second Circuit’s Carey standard that necessity merely requires that a debtor’s modifications (1) be proposed in good faith and (2) be designed to enable the debtor to achieve long-term reorganization. See Brada Miller, 702 F.2d at 899 (requiring debtor to show that forced liquidation is certain absent rejection of a CBA “imposes an excessive burden” on the debtor).
1.	The Carey Standard
     28. The Allied Movants carefully crafted the Second Section 1113 Proposal (as well as the First Section 1113 Proposal) to achieve cost reductions and maintain the business critical to Allied’s survival as an ongoing enterprise. Simply put, the Debtors cannot succeed without significant labor cost reductions with respect to United States Teamster employees. In formulating its Business Plan, the Debtors evaluated every feasible option to create liquidity, including investigating possibilities to enhance revenue and reduce non-labor costs. The Debtors’ analysis led them reluctantly to conclude that, even with implementation of measures such as new financing, reductions to vendor costs, modifications to customer agreements, deferring of capital spending, and concessions from non-bargaining employees and bargaining employees other than those subject to the Current CBA, the only way for the Debtors to emerge successfully from bankruptcy is through $65 million per year reductions in labor costs for bargaining employees represented by the United States Teamsters.
2	The Wheeling Standard
     29. The Allied Movants again submit that the Carey standard followed by the majority of courts is the better approach. Even in the event the Court adopts the Wheeling approach, however, the Current CBA should be rejected. According to Wheeling, the goal of Section 1113 is for the debtor to avoid immediate liquidation. Id. at 1089. Indeed, the Allied Movants have limited their concessions to the “bare minimum” needed to reach short-term restructuring goals. The Debtors will not be able to continue to operate, and will be forced to liquidate, without these concessions.
C.	The Allied Movants’ Proposed Modifications Are Fair and Equitable as Compared to Treatment of Allied’s Non-Bargaining Employees
     30. The Bankruptcy Code requires that proposed modifications to a CBA treat all creditors, the debtor, employees and affected parties fairly and equitably. 11 U.S.C. § 1113(b)(1)(A). This requirement’s “purpose is to spread the burdens of saving the company to every constituency while ensuring that all sacrifice to a similar degree.” In re Century Brass Products, Inc., 795 F.2d 265, 273 (2d Cir. 1986). To determine whether all parties receive fair and equitable treatment, courts evaluate whether both bargaining and non-bargaining have made concessions of wages or benefits or both. See, e.g., Carey, 816 F.2d at 90-91. Courts may also examine whether suppliers, creditors, managers, and non-union employees have accepted concessions to help the debtor reorganize. See In re K&B Mounting, 50 B.R. 460, 464, 468 (Bankr. N.D. Ind. 1985).
     31. Significantly, courts do not require that proposed modifications seek the exact parity, either in amount or percentage of total concessions from all parties. See In re Bowen Ent., 196 B.R. 734, 743 (Bankr. W.D. Pa. 1996) (“Fairness and equity do not require that the proposed treatment of employees belonging to the bargaining unit be identical to the anticipated treatment of other affected parties.”). Rather, a debtor need only show that all stakeholders are sacrificing to some degree. See, e.g., Carey, 816 F.2d at 90; see also Texas Sheet Metals, 90 B.R. at 269; In re Nat’l Forge Co. et al., 289 B.R. 803, 811 (W.D. Pa. 2003). Accordingly, the debtor is not required to prove that non-union employees will be subject to the same degree of concessions as union employees. See Carey, 816 F.2d at 90-91; Walway, 69 B.R. at 974. Instead, at least one court recognizes that factors other than mirrored wage cuts could demonstrate a fair distribution of the burden, such as non-union workers undertaking greater responsibility or working longer hours for no increase in pay. See In re Indiana Grocery Co., 136 B.R. 182, 193 (Bankr. D. Ind. 1990). In short, fair and equitable treatment under Section 1113 means “fairness under the circumstances, not a dollar-for-dollar concession.” Walway, 69 B.R. at 974; see also Indiana Grocery, 136 B.R. at 193-194.

     32. Finally, the Court is not restricted to looking at post-petition concessions by other constituencies. Rather, prepetition sacrifices by other non-bargain constituencies may also be considered. See, e.g., Carey, 816 F.2d at 91; Mesaba Aviation, Inc., 341 B.R. 693, 727-29 (Bankr. Minn. 2006), rev’d in part and remanded on other grounds, Ass’n of Flight Attendants-CWA v. Mesaba Aviation, Inc., 350 B.R. 435 (D. Minn. 2006); In re Delta Air Lines, 342 B.R. 685, 68 (Bankr. S.D.N.Y. 2006); In re Northwest Airlines, 346 B.R. 307(Bankr. S.D.N.Y. 2006); In re Kentucky Truck Sales, Inc., 52 B.R. 797, 799 (Bankr. W.D. Ky 1985); Royal Composing Room, 78 B.R. 671 (S.D.N.Y. 1987).
     33. Each of the Debtors’ constituencies has made sacrifices in order to salvage Allied as a going concern. Allied’s non-bargaining employees have consistently made significant and selfless concessions in compensation. Since 2001, Allied has eliminated across-the-board wage increases, has reduced non-bargaining employee costs through non-paid furloughs and has eliminated retirement contributions for non-bargaining employees while simultaneously increasing the amount non-bargaining employees must contribute for health benefits, which benefits have deteriorated significantly.
     Wages – Non-Bargaining Employees
     34. As the Allied Movants’ bargaining employees subject to the Current CBA were receiving wage increases of 3% in June of 2001 and 2002, 2% in June of 2005 and 2.5% in July of 2006, plus a cost of living adjustment increase of 2.1% in July of 2006, the Debtors’ non-bargaining employees’ wages were actually decreased by 2% at a minimum each year in 2001-2004, in each case through one-week, non-paid furloughs. In addition, the Debtors implemented (i) in June 2006, a mandatory five-day, non-paid furlough for the Debtors’ North American non-bargaining employees whose annual wage was less than $80,000 and (ii) in May and June 2006 two mandatory five-day furloughs for the Debtors’ United States non-bargaining employees whose annual wage was $80,000 or more.
Retirement – Non-Bargaining Employees
     35. In addition to non-paid furloughs, Allied’s non-bargaining employees have also made significant concessions in their retirement benefits. On April 30, 2002, Allied froze its Defined Benefit Pension Plan, such that non-bargaining employees hired after April 30, 2002, have been ineligible to participate in the plan. Non-bargaining employees who were already participants in the Defined Benefit Pension Plan as of April 30, 2002, have not accrued credit for any years of service or pay increases since the plan was frozen. Allied further cut retirement benefits for its non-bargaining employees when, with minimal exceptions in the year 2002,9 Allied ceased matching non-bargaining employees’ 401(k) contributions in 2001. In contrast, the Allied Movants’ implemented significant increases in their contributions to pension plans for the benefit of bargaining employees represented by the United States Teamsters on August 1 of 2001, 2002, 2003, 2004, 2005 and 2006.
Health and Welfare – Non-Bargaining Employees
     36. Beginning in 2002, Allied’s non-bargaining employees were required to contribute to the cost of the monthly premiums for health and welfare benefit plans. Currently, all non-bargaining employees contribute about 28% of premiums for health and welfare benefits. In addition to the increased cost of premiums for non-bargaining employees, Allied has also made substantive modifications to the health and welfare plans, which include increased deductibles for both individuals and families, reduced coverage levels for short- and

[9]	In 2002, Allied matched $1,000 in 401(k) contributions by non-bargaining employees beneath the level of senior vice president; employees at the level of senior vice president or above received no matching contributions.

long-term disability, reduced continuation of medical benefits in the event of a long-term disability, and increased co-pays for hospital stays, prescription drugs, and doctor visits.
     37. In sum, the modifications contained within the Second Section 1113 Proposal are fair and equitable when compared to the concessions made by Allied’s employees not subject to the Current CBA. The Second Section 1113 Proposal seeks to cut the United States Teamsters’ total compensation, which includes wages, health, welfare and pension benefits, by 19.5%. However, since 2001, average compensation to the United States Teamsters has increased by 13.9%. Thus, following implementation of the Second Section 1113 Proposal modifications, the effective reduction in compensation for the United States Teamsters since 2001 is approximately 5.6%. In contrast, Allied’s non-bargaining employees have received a minimum of 2% wage reductions for the years 2002, 2003, 2004 and 2006, in each case through mandatory non-paid furloughs. Non-bargaining employees have also been forced to accept freezes in retirement benefits, large increases in the amounts non-bargaining employees must personally pay for health benefits, substantial modifications to their health and welfare plans and job eliminations. As a result, the total average annual cost for non-bargaining employees has been reduced by approximately 25.9% since 2001.
     38. The Debtors regret having to seek concessions from any of their employees; unfortunately, however, it is clear that Allied’s future as an ongoing concern depends on concessions from its bargaining employees in the United States that provide fair and equitable cost reductions to the company comparable to those provided by Allied’s non-bargaining employees and other employees.

     Concessions by Other Constituencies
     39. The Debtors’ creditors have also made concessions, including the $150 million senior notes, as to which the Debtors have not paid interest since filing their bankruptcy cases.
     40. Likewise, the Debtors’ largest customers – who face significant financial uncertainty and similar industry hardships as do the Debtors – have agreed to pay more for services provided by Allied to ease Allied’s liquidity crisis.
     41. Clearly, each of the Debtors’ non-bargaining constituencies and most bargaining employees not represented by the United States Teamsters have made significant contributions over the past few years. The Allied Movants now have no choice but to seek similar concessions from their United States Teamsters employees. Concessions from the United States Teamsters can no longer be avoided if the Debtors are to successfully reorganize.
D.	The Allied Movants Have Provided the United States Teamsters with All the Information Reasonably Necessary to Evaluate the Second Section 1113 Proposal
     42. As noted the Allied Movants have provided the United States Teamsters with all the analyses and back-up data needed to evaluate the Second Section 1113 Proposal. In addition, the Allied Movants have responded to the numerous union requests for copious information. Among other documents, the Allied Movants provided to the United States Teamsters copies of the Debtors’ securities filings, financial statements, highly sensitive and proprietary information relating to pricing with customers, fleet and capital requirements and expected capital expenditures, volume projections among the Debtors’ customers and significant other relevant information. The Debtors have repeatedly hosted the union’s financial advisors at the company headquarters in Decatur and have been willing and accessible to field and respond to all inquiries regarding the information provided and have done so on many occasions.

     43. The Allied Movants have more than satisfied the Section 1113 requirement to provide relevant information to the union. See, e.g., In re Bowen Enters., Inc., 196 B.R. 734, 741 (Bankr. W.D. Pa. 1996) (debtor’s provision to the union of a cost analysis of proposed modifications, financial statements, tax returns and other information requested by the union satisfied information-sharing requirement). Since the Allied Movants have consistently and repeatedly provided the United States Teamsters with relevant and current information, the burden now shifts to the “[u]nion to produce evidence that the information provided was not relevant information which was necessary for it to evaluate the proposal.” In re Appletree Mkts., Inc., 155 B.R. 431, 438 (S.D. Tex. 1993) (quoting American Provision, 44 B.R. at 909-10).
E.	The Allied Movants Have Sufficiently Met with the United States Teamsters
     44. A debtor must meet with the union during the time between the debtor’s modification proposal and the CBA rejection hearing. 11 U.S.C. § 1113(b)(2). In adjudicating this element, courts apply a standard of reasonableness. For example, in In the Matter of GCI, Inc., this “meeting” element was satisfied even though the debtor and union never once met. 131 B.R. 685, 692 (Bankr. N.D. Ind. 1991). The GCI Court found that the debtor demonstrated a repeated willingness to meet at any and all reasonable times and locations in order to discuss the proposed modifications. Id. The court in In re Century Brass Products, Inc. did not find it “inherently unreasonable” for the debtor to file for rejection only four days after presenting its modification proposal. 55 B.R. at 716.
     45. The Allied Movants and the United States Teamsters have met on numerous occasions as of the date of this Motion. Furthermore, the Allied Movants have informed the United States Teamsters that the Allied Movants were available to meet whenever and wherever the union wanted to meet.

F.	The Allied Movants Have Conferred in Good Faith with the United States Teamsters for Modifications to the Current CBA
     46. Section 1113 requires the parties to negotiate in good faith to reach mutually satisfactory modifications to a CBA. 11 U.S.C. 1113(b)(2). “‘Good faith’ is defined as conduct indicating an honest purpose to arrive at an agreement as the result of the bargaining process.” Walway, 69 B.R. at 973 (citation omitted); see also Bowen Ent., 196 B.R. at 744. As Congress intended the “good faith” requirement of Section 1113 to be interpreted in a “non-technical fashion,” courts find the element of good faith satisfied where the debtor shows “it has seriously attempted to negotiate reasonable modifications in the existing collective bargaining agreement with the union prior to the rejection hearing.” Kentucky Truck Sales, Inc., 52 B.R. at 801 (citation omitted); see also Bowen Ent., 196 B.R. at 744 (citing Kentucky Truck Sales, 52 B.R. at 801). As already noted, the Debtors have made it clear to the United States Teamsters that every aspect of both the First and Second 1113 Proposals, including amount and type of concessions, were and are negotiable.
     47. The modifications contained within the Second Section 1113 Proposal confirm that the Allied Movants have made every good faith attempt to meet the United States Teamsters’ concerns. The Allied Movants consider negotiations of the Current CBA to be a top business priority; accordingly the Debtors’ executives and senior management have been willing to meet with the United States Teamsters at any time and at any place requested by the United States Teamsters.
     48. The Allied Movants are ready to continue negotiations with the United States Teamsters through the hearing on this Motion and until the Court renders a decision on the Motion.

G.	The United States Teamsters’ Refusal to Accept the Second Section 1113 Proposal is without Good Cause
     49. Courts apply a narrow objective standard in determining whether good cause exists for a union to decline a debtor’s proposal. What constitutes good cause must be determined in light of Chapter 11’s main goal of reorganizing the debtor’s business. and focusing on what is necessary to permit the debtor’s reorganization:
the [u]nion may often have a principled reason for deciding to reject the debtor’s proposal and which may, when viewed subjectively and from the standpoint of its self-interest, be a perfectly good reason. However, the court must review the [u]nion’s rejection utilizing an objective standard which narrowly construes the phrase “without good cause” in light of the main purpose of Chapter 11, namely reorganization of financially distressed business.
In re Salt Creek Freightways, 47 B.R. 835, 840 (Bankr. D. Wyo. 1985); see also Kentucky Truck Sales, 52 B.R. at 805 (“good cause” must be narrowly interpreted). In other words, a union, its elected officials and its representatives may not merely rely on self-interest in rejecting a debtor’s proposal. While a union may seem to benefit in the short run from rejection of a proposal, “this purely selfish concern cannot be good cause for refusing to cooperate with a debtor’s good faith efforts to reorganize.” Indiana Grocery, 136 B.R. at 196.
     50. While the debtor bears the ultimate burden of persuasion, the union must initially provide evidence supporting its reasons for declining the debtor’s proposal. See In re Royal Composing Room, Inc., 62 B.R. 403, 407 (Bankr. S.D.N.Y 1986) (union must articulate reasons for refusing proposal). In fact, the union is required during pre-rejection hearing discussions to articulate in detail its reasons for refusing the proposal, whether in whole or in part. Id. “If prehearing, a union has assigned no reason for its refusal to accept a debtor’s proposal, it has perforce refused to accept the proposal without good cause.” Id. Similarly, a union’s lack of participation in negotiations should be considered in determining good cause. See Mile Hi, 899 F.2d at 892. “Put simply, where a union refuses to negotiate in order to obtain a different combination of modifications, it may not challenge the particular combination, or any vital elements, contained in the debtor’s proposal.” In re Royal Composing Room, Inc. (New York Typographical Union No. 6 v. Royal Composing Room, Inc.), 848 F.2d 345, 349 (2d Cir. 1988); In re Maxwell, 981 F.2d at 90 (stating that a union does not have good cause to reject a collective bargaining agreement modification proposal where the proposal contains only those modifications necessary for the debtor to reorganize).
     51. The necessity of substantial modifications to the Current CBA is beyond dispute. It is clear that reorganization will be unsuccessful without substantial modifications of the kind contained in the Second Section 1113 Proposal. Equipped with this knowledge and copies of Allied’s relevant financial data supporting the necessity of significant modifications to the Current CBA, the United States Teamsters have no good cause, if any cause at all, to reject the Second Section 1113 Proposal.
H.	The Balance of the Equities Favors Rejection of the Current CBA
     52. Finally, a court must balance the equities in determining whether to authorize a debtor’s rejection of a CBA. There is a split in authority whether courts will apply a three- or six-part test in balancing the equities.
     53. At least one court in the Eleventh Circuit has relied on a three-part inquiry considering: (1) the likelihood and consequences of liquidation for the debtor absent rejection; (2) the reduced value of the creditor’s claims that would follow from affirmance and the hardship it will impose on them; and (3) the impact of rejection on the employees. See Alabama

Symphony, 155 B.R. at 577 (Bankr. N.D. Ala. 1993); see also Salt Creek Freightways, 47 B.R. at 842 (citing N.L.R.B. v. Bildisco and Bildisco, 465 U.S. 513, 527 (1984)).
     54. The Second Circuit and the majority of other courts apply a six-part analysis to determine whether the equities are balanced in favor of rejection. Based on the factors established in Bildisco, the Carey Court identified the following six factors to apply in balancing the equities:
(1)	the likelihood and consequences of liquidation if rejection is not permitted;

(2)	the likely reduction in the value of creditors’ claims if the bargaining agreement remains in force;

(3)	the likelihood and consequences of a strike if the bargaining agreement is voided;

(4)	the possibility and likely effect of any employee claims for breach of contract if rejection is approved;

(5)	the cost-spreading abilities of the various parties, taking into account the number of employees covered by the bargaining agreement and how various employees’ wages and benefits compare to those of others in the industry; and

(6)	the good or bad faith of the parties in dealing with the debtor’s financial dilemma.
Carey, 816 F.2d at 93. These six factors must be balanced in light of Chapter 11’s ultimate goal of reorganization, as “the primary question in a balancing test is the effect the rejection of the agreement will have on the debtor’s prospects for reorganization.” Kentucky Truck Sales, 52

B.R. at 806; see also id. (citation omitted). Regardless whether the three- or six-part standard is applied, the balance of the equities heavily weighs in favor of the Allied Movants’ rejection of the Current CBA.
1.	The Debtors Will Likely be Forced into Liquidation Absent Rejection of the Current CBA, which Liquidation Would Be Devastating to All Constituencies Involved
     55. Liquidation for the Debtors is likely if the Allied Movants do not receive substantial modifications to the Current CBA. Without such modifications, the Debtors will likely be unable to confirm a plan, with a possible result being that the DIP Facility lenders will foreclose on the Debtors’ collateral – including the Rigs, without which Allied cannot generate revenue – and thus ultimately force a liquidation. See Indiana Grocery, 136 B.R. at 196 (concern of liquidation militates in favor of rejection).
     56. The consequences of liquidation would be devastating for all of the Debtors’ stakeholders and would potentially disrupt the distribution of finished vehicles to market for the Debtors’ major customers. For example, liquidation would ensure that all Allied employees – bargaining and non-bargaining, drivers, mechanics and management – would lose their jobs. Many of Allied’s employees would be unable to find comparable work within the auto-haul industry. The interests of all creditors are clearly best served by Allied remaining a going concern, which is possible only if the Current CBA is rejected.
2.	Creditors’ Claims Against the Debtors Will Be Significantly Negatively Impacted If the Current CBA Remains in Force
     57. As noted above, without significant modifications to the Current CBA, the likely result is liquidation of the Debtors, a result which would result in little if any recovery to general unsecured creditors of the Debtors. The best chance of meaningful recovery to the Debtors’ creditors is reorganization, which will not occur if the Current CBA remains in force.
3.	While the Consequences of a Strike Upon the Debtors Would be Significant, There is a Chance That it Could Be Avoided, Even if the Current CBA Were to Be Rejected
     58. Even if the United States Teamsters profess today that a strike will occur if the Current CBA is rejected and the provisions of the Second Section 1113 Proposal are imposed, such a statement cannot weigh against the granting of this Motion because there is at least a possibility that, when faced with the ultimate decision, the United States Teamsters will reconsider any stated intent to strike the Debtors. In contrast, in the event that the Current CBA is not modified, there is no doubt that the Debtors will be forced to liquidate.
     59. In Mesaba Aviation, the bankruptcy court analyzed this factor. In that case, the court noted that the union representative-witnesses “voiced an unbending intent ... to call a strike if the Debtor were granted relief under § 1113 and it then rejected and imposed.” 341 B.R. at 758. Further, the court found that a strike would be devastating to the debtor such that “liquidation would follow in short order.” Id. Nonetheless, the court held that this factor (and the balancing of the equities as a whole) favored rejection of the collective bargaining agreement. In support of this holding, the court reasoned as follows:
As noted repeatedly throughout, the depth of the employees’ sense of betrayal and outrage cannot be demeaned or minimized. Nor can the drastic blow of consummated wage and benefit cuts to their households’ solvency be denied. Nonetheless, all of the dynamics here are inescapably controlled by economics. If any corner of them is under anyone’s control, it lies on the part of the union’s leadership in their option of a strike, or on the part of individual union members in their decision whether to abide by the call for one. There could be give on either of these points such that either a strike would not be called, or it would not deprive the Debtor of a critical mass of its current, ready workforce. [footnote omitted] Or, in the last instance, at an added unknowable stretch, the Debtor could somehow cobble together a workforce of non-union new hires quickly enough to hold a flight schedule together. [footnote omitted] The likelihood of any of these permutations being sufficient to hold off cessation of operations is essentially unmeasurable on the record at bar. But the fact remains that there is some likelihood of a going concern seeing its way out, on one path among these or another. There is none, however, if deep labor cost reductions are not imposed.
Id. at 758-59.
     60. Accordingly, weighing certain liquidation (if there are not significant modifications to the Current CBA) against some possibility of reorganization (if rejection is approved and the provisions of the Second Section 1113 Proposal are imposed), the balancing of equities clearly favors rejection.
4.	Any Risk of Employee Claims for Rejection Damages is Favorable as Compared to the Risks Associated with Liquidation
     61. Whether employees may file claims for rejection damages is an unresolved and rarely addressed issue. See, e.g., United Food & Commer. Workers Union, Local 328 v. Almac’s Inc., 90 F.3d 1, 5 (1st Cir. 1996) (courts divided over whether claim for damages is permitted after rejection of CBA); In re Blue Diamond Coal Co., 147 B.R. 720, 731 (Bankr. E.D. Tenn. 1992) (issue of claims for rejection damages under Section 1113 never litigated). In one of the few cases to squarely address the issue, the Blue Diamond Coal Court ruled that employees should not be entitled to file claims stemming from rejection of a CBA. Blue Diamond Coal Co., 147 B.R at 731. The court explained that “it is arguable that Congress intended that no claim for damages for rejection of a collective bargaining agreement would be allowed. . . . If rejection is truly necessary, then allowing a claim for damages, especially if the amount of that claim represents lost future wages and benefits, would necessarily assure the failure of the reorganization.” Id.; but see, e.g., Salt Creek Freightways, 47 B.R. at 841-842 (if contract rejected, union employees may receive dividends based on unsecured claims for rejection damages); Indiana Grocery, 136 B.R. at 196 (union employees entitled to file prepetition claims for rejection damages under 11 U.S.C. § 365(g)(1)).

     62. Even if this Court disagrees with the Blue Diamond Coal Court, it is clear that any claims filed for rejection damages would be prepetition, general unsecured claims. See Bildisco, 465 U.S. at 531; Adventure Resources v. Holland, 137 F.3d 786, 798 n.17 (4th Cir. 1998) (citing Bildisco, 465 U.S. at 531); In re Continental Airlines Corp., 901 F.2d 1259, 1265 (5th Cir. 1990) (rejection claims are unsecured); Indiana Grocery, 136 B.R. at 196. In contrast to unsustainably high labor costs, such general unsecured claims would not prevent the Debtors from reorganizing.
5.	The Cost Spreading Abilities of the Various Parties Balances in Favor of the Relief Sought
     63. In considering the cost-spreading abilities of the various parties, it is critical to note that all constituents have experienced hardships in relation to the Debtors’ bankruptcy filing. Allied’s non-bargaining employees and its creditors have already absorbed a large amount of the Debtors’ cost-cutting measures. In fact, over the years, Allied has reduced the number of its non-bargaining employees both through job elimination and ongoing efforts to reduce costs. Allied’s remaining non-bargaining employees have consistently made concessions during the course of the past five years as part of Allied’s attempts to avoid bankruptcy and have been requested to materially increase their workload due to headcount reductions which have occurred.
6.	In Dealing with Their Financial Dilemma, the Allied Movants (and all Debtors) Have Acted in Good Faith at All Times
     64. Allied toiled for many years to improve its financial performance by: (i) obtaining customer price increases and fuel surcharge relief in an environment of declining production and financial uncertainty at its largest customers, (ii) selling non-core businesses, (iii) selling real property, (iv) closing non-performing terminal operations, (v) exiting non-performing customer contracts and locations, (vi) rejecting contracts including severance agreements, (vii) and, wherever possible, negotiating vendor cost reductions. Still in need of cost reductions, despite improvements in customer pricing and reduced costs in other key areas of its business, Allied was then forced to reduce costs for non-bargaining employees through non-paid furloughs, freezes in retirement benefits, large increases in the amounts non-bargaining employees must pay for their health benefits, substantive modifications to their health and welfare plans and job eliminations.
     65. At this critical juncture, the Allied Movants have no further option than to require concessions from the United States Teamsters if reorganization is to remain a possibility. Hoping to avoid contentious litigation and any ill-will, the Allied Movants have devoted significant financial and management resources to negotiate consensual modifications with the United States Teamsters. At all times, the Allied Movants and all other Debtors have been candid and forthcoming regarding Allied’s financial position, provided financial data relevant to an evaluation of the Proposals, expressed a willingness to negotiate, and have made their managers and executives available for such negotiations. Despite these efforts, to date, the United States Teamsters have not made a counter-proposal that addresses the necessary changes to allow Allied to emerge from bankruptcy.
Notice
     66. Notice of this Motion has been provided to those entities on the Master Service List (as such term is defined in the Order Establishing Notice Procedures entered on August 2, 2005 in these jointly administered cases) and upon the United States Teamsters, Active Transportation Company, Active USA, Inc., Auto Resources Group of KTP, Auto Resources Group of LA, Auto Resources Group of Maryland, Auto Resources Group of Pennsylvania, Auto

Resources Group of Wilmington, Automobile Transport Company of California, Cassens Transport Company, Competitive Auto Ramp Services, Inc., DMT Trucking, Inc., E. and L. Transport Co., LLC, Hadley Auto Transport, Jack Cooper Transport, Inc., Leaseway Auto Carriers, Jim Osmer, Pacific Motor Trucking Company, SKW, Inc., and Transportation Releasing LLC by U.S. Mail.10 In light of the nature of relief requested, the Allied Movants submit that no further notice is necessary.
Conclusion
     As demonstrated above, providing the Allied Movants with the authority to reject the Current CBA is necessary for the Debtors to successfully reorganize.
     WHEREFORE the Allied Movants respectfully request entry of an order granting the relief requested herein and granting the Allied Movants such other and further relief as may be just.
     This 2nd day of February, 2007.

/s/ Jeffrey W. Kelley
Ezra H. Cohen (GA State Bar No. 173800)
Jeffrey W. Kelley (GA State Bar No. 412296)
Harris B. Winsberg (GA State Bar No. 770892)
Thomas R. Walker (GA State Bar No. 732755)
TROUTMAN SANDERS LLP
Bank of America Plaza
600 Peachtree Street, N.E. — Suite 5200
Atlanta, Georgia 30308-2216
Telephone No.: (404) 885-3000
Facsimile No.: (404) 885-3900

ATTORNEYS FOR THE DEBTORS

[10]	The Debtors serve the NATLD employer-members herein listed without prejudice to the Debtors’ argument that the employer signatories to the NMATA are not entitled to notice of this Motion.

Exhibit A
(First Section 1113 Proposal)

Exhibit B
(IBT Counter-Proposal)

Exhibit C
(Second Section 1113 Proposal)